Exhibit 10.18
September 24, 1996



Jeffrey Boies
[address]

Dear Jeff:

I am pleased to extend to you an offer of employment with International Multifoods Corporation ("Multifoods"). The offer reflects our recent discussion in which you described your present total compensation and expressed your expectations in certain areas.

1. The position being offered is President, VSA, Inc., a subsidiary of Multifoods.

2. In this position you will report directly to Robert M. Price, Chairman and Chief Executive Officer, Multifoods and his successor when appointed by the Board of Directors.

3. The effective date of your employment with VSA, Inc. will be no later than November 1, 1996. We anticipate an earlier start date, however, we understand that is subject to your availability based on present business commitments. Your primary office will be in Denver, Colorado. The VSA, Inc. headquarters office is located at 370 17th Street, Suite 1400, Denver, Colorado 80217.

4. Your starting salary will be $285,000 annually with a commitment to a performance based salary increase of $20,000 within 12 months (November 1, 1997). "Performance based" means reasonable performance based on achieving the FY98 business plan.

5. Since you will be joining VSA, Inc. on November 1, 1996, Multifoods will guarantee the bonus you would likely have received from your present employer. If your bonus for 1996 would have been $160,000 then $80,000 will be treated as an employment bonus to be paid by November 15, 1996 and $80,000 will be treated as a guaranteed bonus to be paid by April
15, 1997. You agree to reimburse Multifoods for $80,000 if you voluntarily terminate within a period of one year, November 1, 1996 - October 31, 1997.

6. A recommendation will be made to the Compensation Committee of the Board of Directors of Multifoods for the following:

(a) A stock option grant of 6,000 shares of Multifoods Common Stock. The grant price will be the average price of Multifoods stock on your date of employment; you will also be considered for a stock option grant when the Compensation Committee meets in March at which time grants are considered for all senior executives. The recommendation to the Committee will be for no less than 4,000 shares.

(b) In consideration of the expected loss on your present employer's match to the deferred incentive funds and the loss on matching 401(K) shares, a restricted stock grant of 8,650 shares of Multifoods stock will be recommended to the Committee. This value is determined based on the $79,000 of value at risk with the incentive match and $68,000 at risk with the 401(K) match. You agree to confirm the actual loss of value at the time of your employment with Multifoods. The number of restricted shares granted may be modified to reflect a greater or lessor loss of value.

(c) You will be recommended for participation in the Multifoods' Management Benefit Plan. You will also be eligible for the Multifoods' Pension
Equity Plan. Considering your retirement opportunity at age 60 with your present employer, the following Supplemental Retirement Plan will be proposed to the Committee. This arrangement would provide retirement benefits (in addition to any other benefits payable under the qualified or non-qualified retirement plans of Multifoods) based upon the benefits you would have received from the Pension Equity Plan and the Management Benefit Plan had your service from your employment date counted double for both benefit accrual and vesting purposes. In addition, the hypothetical Pension Equity Plan benefit would be calculated assuming you had satisfied the age and service requirements necessary to qualify for the "grandfather" benefit formula. This would allow you to receive pension benefits under the prior Employees' Retirement Plan formula if that formula would produce a larger benefit than the new Pension Equity
Plan formula.

(d) We will also recommend to the Compensation Committee that you receive a Change of Control agreement similar to that of other executives of Multifoods.

7. You will be protected in the case of involuntary termination, except for cause. If involuntary termination should occur during the first year of your employment November 1, 1996 - October 31, 1997 you will receive three years' salary as a severance payment. If the termination should occur during the second year of employment, November 1, 1997 - October
31, 1998, you will receive two years' salary as a severance payment. Following the two year period, in the event of involuntary termination you will receive one years' salary. Any severance payment will require a release prepared by Multifoods and signed by you as well as an agreement not to compete with Multifoods or any of its subsidiaries for a period of one year.

8. Your annual incentive opportunity will be no less than 50% of base salary at business plan level with a maximum incentive opportunity of 70%. However, it is our intent to design an incentive arrangement based either on a percent of operating earnings and/or agreed upon return on sales of VSA, Inc. that will provide an incentive opportunity significantly in excess of the 50% target and 70% maximum opportunities. This incentive plan will be designed by January 1, 1997 for the fiscal year which begins on March 1, 1997.

9. Multifoods provides a comprehensive benefit program including medical, dental, life insurance, long term disability, etc. Multifoods' medical plan does not have a "pre-existing condition" provision, therefore your son's condition would be covered by the medical plans. A summary of Multifoods' benefit plans, which are comprehensive, are attached for your review. Multifoods also has a 401(K) program called VISA. There is a one year employment period for eligibility, however, this provision is currently under review. Employees may contribute up to 7% of base salary (maximum this year is $9,500) which is matched 50% with Multifoods Common Stock.

10. You will be eligible for all benefits under the Multifoods Employee Relocation Policy. It is a comprehensive policy and includes: home marketing assistance (for your current residence), house hunting trips to the new location, transportation of household goods, one month's salary as a relocation allowance, reasonable closing costs as well as a home buyout option. With the home buyout option, Multifoods' third party relocation company will forward a list of qualified relocation appraisers to you, from which you select two appraisers to determine the market value of your home. An average of those two appraisals is taken, and an offer made to you. If the appraisals are more than 5% apart, then a 3rd certified relocation appraiser will be selected by you to conduct an appraisal on your home. The offer price will be the average of the two closest appraisals. In addition, we will provide you with temporary living expense reimbursement for up to six months at the new location.

11. In accordance with our prior discussion, you will be entitled to four weeks of vacation. Our vacation year is from January 1, to December 31.

12. Also in accordance with our verbal discussion, Multifoods will pay fees and dues for a country club membership of your choice in the Denver area. We expect a condition of reasonableness to apply to the selection. All expenses incurred for business use of the club will be reimbursed based on Multifoods' policies.

Jeff, this offer is contingent upon your completion of an executive type physical examination. If you have had a recent physical exam (within one year) the written assurance from your doctor, followed by a written summary of the condition of your health will constitute "satisfactory completion."

We will also need to complete discussions with references.

We are very pleased with the prospect of having you join Multifoods. We are counting on your contribution and strongly believe you will have a very positive impact on the Company. We also believe that Multifoods can offer you a significant challenge as well as growth opportunities in the years ahead.

Will you please indicate your acceptance of this offer by signing and dating the original letter and returning it to me at your earliest convenience.


Very truly yours,


/s/ Robert F.Maddocks
Robert F. Maddocks
Executive Vice President

                                        Accepted by:




Dated:  10/5/96                        /s/ Jeffrey Boies
                                       Jeffrey Boies

RFM/pr/f:boies
cc:  Robert M. Price